INVESTMENT SUB-ADVISORY AGREEMENT
(Nuveen Build America Bond Fund (NBB))


      THIS AGREEMENT is made as of the 1st day of January, 2011, between Nuveen Fund Advisors, Inc., a
Delaware corporation (the  Adviser ), and Nuveen Asset
Management, LLC, a Delaware limited liability company
(the  Sub-Adviser ).

      WHEREAS, the Adviser acts as the investment adviser for the Nuveen Build America Bond Fund (the
 Fund ), pursuant to an investment advisory agreement between the Adviser and the Fund (the Advisory
Agreement );

      WHEREAS, the Adviser desires to retain the Sub-
Adviser to furnish investment advisory services for the Fund, upon the terms and conditions hereafter set forth;

      NOW, THEREFORE, in consideration of the
foregoing and of the mutual covenants contained herein, the parties agree as follows:

      1. Appointment of Sub-Adviser. The Adviser desires to engage and hereby appoints the Sub-Adviser to provide certain sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

      2. Duties of Sub-Adviser.

      The Sub-Adviser is hereby employed and authorized to conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the assets in the Fund. In connection therewith, the Sub-Adviser will (a) make investment decisions for the Fund; (b) place purchase and sale orders for portfolio transactions in the Fund; (c) employ professional portfolio managers and securities analysts to provide research services relating to the Fund; (d) employ qualified personnel to assist in the supervision of the Funds investment program and to monitor the level of risk incurred by the Fund in connection with its investment program; (e) provide input requested by the Adviser with respect to the possible forms and levels of leverage employed by the Fund, and help monitor the Funds compliance with leverage limits imposed under the 1940 Act; (f) provide assistance in connection with determining dividend and distribution levels for the Fund and preparing and reviewing dividend and distribution notices to shareholders; and (g) discuss with the Adviser, and take into account, tax issues arising in connection with management of the Funds portfolio. Subject to the supervision of the Funds Board of Directors (the Board ) and the Adviser, the Sub-Adviser will manage the assets in the Fund in accordance with (a) the Funds investment objective(s), policies and restrictions, to the extent the Sub-Adviser has been notified of such objectives, policies and restrictions, (b) the Charter Documents (as such term is defined below) of the Fund, to the extent that they have been provided to the Sub-Adviser, and (c) applicable laws and regulations.

      The Adviser has furnished to the Sub-Adviser the Funds compliance procedures pursuant to Rules 10f-3, 17a-
7, and 17e-1 under the 1940 Act (collectively, the
 Compliance Procedures ), the Articles of Incorporation or Declaration of Trust and Bylaws of the Fund, each as amended to date (the Charter Documents ), and the Funds investment objective(s), policies and restrictions. The Adviser agrees, on an ongoing basis, to provide to the Sub-Adviser, as promptly as practicable, copies of all amendments and supplements to the Compliance Procedures, all amendments to the Charter Documents and all revisions to the Funds investment objective(s), policies and restrictions.

      3. Brokerage.	In selecting brokers or dealers
to execute transactions on behalf of the Fund, the Sub-
Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider brokerage and research services
(within the meaning of Section 28(e) of the Securities
Exchange Act of 1934, as amended). The Sub-Adviser will not execute any portfolio transactions with a broker or dealer which is an affiliated person (as defined in the 1940 Act) of the Sub-Adviser or the Adviser, except pursuant to the any 17e-1 Policies and Procedures for affiliated brokerage transactions that have been approved by Board for such Fund. The Adviser will provide the Sub-Adviser with a list of brokers and dealers that are affiliated persons of the Adviser.

      4. Proxy Voting. The Sub-Adviser shall vote all proxies with respect to securities held in the Fund in accordance with the Sub-Advisers proxy voting guidelines and procedures in effect from time to time. In the event material changes are made to such proxy voting guidelines, the Sub-Adviser agrees to provide the Adviser with a copy of the revised proxy voting guidelines. The Adviser agrees to instruct the Funds custodian to forward all proxy materials and related shareholder communications to the Sub-Adviser promptly upon receipt. The Sub-Adviser agrees to promptly inform the Adviser and any Fund of any conflict of interest of which the Sub-Adviser is aware that the Sub-Adviser has in voting proxies with respect to securities held in such Fund. The Sub-Adviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner.

      5. Information Provided to the Adviser.

      (a) The Sub-Adviser will keep the Adviser informed of developments materially affecting any Fund and will, on its own initiative, furnish the Adviser from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.

      (b) The Sub-Adviser will confer with the Adviser as the Adviser may reasonably request regarding the investment and management of the Fund. The Sub-Adviser will not be required to advise the Adviser or act for the Adviser or any Fund in any legal proceedings, including bankruptcies or class actions, involving securities in any Fund or the issuers of the securities.

      (c) The Sub-Adviser agrees to comply with all reporting requirements that the Board or the Adviser reasonably adopt and communicate to the Sub-Adviser in writing, including reporting requirements related to performance of the Fund, brokerage practices, and proxy voting.

      (d) The Sub-Adviser will monitor the pricing of portfolio securities, and events relating to the issuers of those securities and the markets in which the securities trade in the ordinary course of managing the portfolio securities of the Fund, and will notify the Adviser promptly of any issuer-specific or market events or other situations that occur that may materially impact the pricing of one or more securities in the Fund. In addition, upon the request of Adviser, the Sub-Adviser will assist the Adviser in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected security or securities. Sub-Adviser shall not be liable for any valuation determined or adopted by the Fund, unless such determination is made based upon information provided by the Sub-Adviser that is materially incorrect or incomplete as a result of the Sub-Advisers gross negligence.

      (e) The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures that are reasonably designed to prevent violations of the federal securities laws (as such term is defined in Rule 38a-1 under the 1940 Act) and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the Advisers Act ) (the Sub-Adviser Compliance Policies ). The Sub-Advisers chief compliance officer (the Sub-Adviser CCO ) shall provide to the Funds chief compliance officer (the
 Fund CCO ) or his or her delegate, promptly (and in no event more than 10 business days) after the occurrence of the triggering event, the following:

(i) a report of any material changes to the Sub-
Adviser Compliance Policies;

(ii) a report of any material compliance matters, as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser
Compliance Policies;

(iii) a copy of a summary of the Sub-Adviser
CCOs report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule
206(4)-7 under the Advisers Act; and
(iv) an annual (or more frequently as the Fund
CCO may request) certification regarding the Sub-
Advisers compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 under the 1940 Act as well as the foregoing sub-paragraphs (i) - (iii).

      (f) The Sub-Adviser will timely notify the Adviser of any material violations by the Sub-Adviser of the Funds investment policies or restrictions or any applicable law or regulation.

      6. Standard of Care. The Sub-Adviser shall exercise its best judgment in rendering the services described in paragraphs 2, 3 and 4 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Advisers part in the performance of its duties or from reckless disregard by the Sub-Adviser of its obligations and duties under this Agreement (each such act or omission shall be referred to as Disqualifying
Conduct ). Neither the Sub-Adviser nor its members, partners, officers, employees and agents shall be liable to the dviser, the Fund or its shareholders or any other person (a) for the acts, omissions, errors of judgment or mistakes of law of any other fiduciary or other person with respect to the Fund or (b) for any failure or delay in performance of the Sub-Advisers obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

      The Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Advisers overall management of the Fund. The Adviser understands that investment decisions made for the Fund by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

      7. Compensation. In consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser on the fifth business day of each month a fee equal to 53.8462 % of the fees (net of applicable breakpoints, waivers and reimbursements) paid by the Fund to the Adviser under the Advisory Agreement for the Fund.
The fee for the period from the date of this Agreement to the end of the calendar month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

      8. Expenses. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by the Adviser or Sub-Adviser. The expenses to be borne by the Fund include, by way of example, but not by way of limitation, (a) brokerage and commission expenses; (b) Federal, state, local and foreign taxes, including issue and transfer taxes incurred by or levied on the Fund; (c) interest charges on borrowings; (d) the Funds organizational and offering expenses; (e) fees and expenses of registering the Funds shares under the appropriate Federal securities laws and qualifying the Funds shares under applicable state securities laws; (f) fees and expenses of listing and maintaining the listing of the Funds shares on the principal securities exchanges where listed, or, if the Funds shares are not so listed, fees and expenses of listing and maintaining the quotation of the Funds shares on the principal securities market where traded; (g) expenses of printing and distributing reports to shareholders; (h) expenses of shareholders meetings and proxy solicitation; (i) charges and expenses of the Funds administrator, custodian and registrar, transfer agent and dividend disbursing agent; (j) compensation of the Funds officers, directors and employees that are not affiliated persons or interested persons (as defined in Section 2(a)(19) of the 1940 Act and the rules, regulations and releases relating thereto) of the Adviser or Sub-Adviser; (k) legal and auditing expenses; (l) cost of certificates representing shares of the Fund; (m) costs of stationery and supplies; (n) insurance expenses; and (o) association membership dues.

      9. Services to Other Companies or Accounts.
The Adviser understands that the Sub-Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that whenever the Fund and one or more other accounts or investment companies advised by the Sub-
Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The Sub-Adviser agrees to similarly allocate opportunities to sell securities. The Adviser recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Fund. In addition, the Adviser understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Advisers duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

      10. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it specifically maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Funds or the Advisers request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

      11. Term of Agreement.  Unless sooner
terminated, this Agreement shall continue in effect until August 1, 2012. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Board of the Fund in the manner required by the 1940 Act. This Agreement is terminable, without penalty, on 60 days written notice (the date of termination may be less than 60 days after the written notice of termination so long as the duration of the notice period is agreed upon by the Adviser and Sub-Adviser) by the Adviser, by the Funds Board, by vote of a majority of the Funds outstanding voting securities, or by the Sub-Adviser, and will immediately terminate upon termination of the Advisory Agreement with respect to the Fund. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

      12. Trade Settlement at Termination. Termination will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination, the Sub-Adviser shall be entitled, without prior notice to the Adviser or the Fund, to direct the Funds custodian to retain and/or realize any assets of the Fund as may be required to settle transactions already initiated. Following the date of effective termination, any new transactions will only be executed by mutual agreement between the Adviser and the Sub-Adviser.

      13. Indemnification.  	The Adviser agrees to
indemnify and hold harmless the Sub-Adviser and its members, partners, officers, employees, agents, successors and assigns (each a Sub-Adviser Indemnified Person ) from and against any and all claims, losses, liabilities or damages (including reasonable attorneys fees and other related expenses) to which any Sub-Adviser Indemnified Person may become subject as a result of the Advisers material breach of this Agreement or as a result of the Advisers willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder or violation of applicable law; provided, however, that no Sub-Adviser Indemnified Person shall be indemnified for any claim, loss, liability or damage that may be sustained as a result of the Sub-Advisers Disqualifying Conduct.

      (b) The Sub-Adviser agrees to indemnify and hold harmless the Adviser and the Fund and their respective shareholders, members, partners, directors, officers, employees, agents, successors and assigns (each an Adviser Indemnified Person ) from and against any and all claims, losses, liabilities or damages (including reasonable attorneys fees and other related expenses) to which any Adviser Indemnified Person may become subject as a result of the Sub-Advisers material breach of this Agreement or as a result of the Sub-Advisers willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder or violation of applicable law; provided, however, that no Adviser Indemnified Person shall be indemnified for any claim, loss, liability or damage that may be sustained as a result of the Advisers Disqualifying Conduct.

      14. Delegation to Third Parties. Except where prohibited by applicable law or regulation, the Sub-Adviser may delegate or may employ a third party to perform any accounting, administrative, reporting and ancillary services required to enable the Sub-Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, the Sub-Adviser may provide information about the Adviser and any Fund to any such third party for the purposes of this paragraph, provided that the third party is subject to a confidentiality agreement that specifically prevents the misuse of any such information, including portfolio holdings. The Sub-Adviser will act in good faith and with due diligence in the selection, use and monitoring of third parties and shall be solely responsible for any loss, mistake, gross negligence or misconduct caused by such third party.

      15. Disclosure.  	Neither the Adviser, on its
own behalf or on behalf of the Fund, or the Sub-Adviser shall disclose information of a confidential nature acquired in consequence of this Agreement, except for information that they may be entitled or bound to disclose by law, regulation or that is disclosed to their advisors where reasonably necessary for the performance of their professional services or, in the case of the Sub-Adviser, as permitted in accordance with Section 14 of this Agreement.

      (b) Notwithstanding the provisions of Subsection
15(a), to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Fund (including, but not limited to, the identity of the Adviser or the Fund and market value of the Fund), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Agreement.

      (c) Notwithstanding the provisions of Subsections 15(a) and 15(b), the Sub-Adviser acknowledges that the Adviser and the Fund intend to rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act.

      16. Instructions to Custodian. The Sub-Adviser shall have authority to issue to the Funds custodian such instructions as it may consider appropriate in connection with the settlement of any transaction relating to the Fund that it has initiated. The Adviser shall ensure that the Funds custodian is obliged to comply with any instructions of the Sub-Adviser given in accordance with this Agreement. The Sub-Adviser will not be responsible for supervising the Funds custodian.

      17. Representations and Warranties.  	The
Adviser represents and warrants to the Sub-Adviser that the
Adviser:

   (i) has full power and authority to appoint the Sub-Adviser to manage the Fund in accordance with the terms of this Agreement; and

   (ii) this Agreement is valid and has been duly authorized by appropriate action of the Adviser, the Board of the Fund and its shareholders, does not violate any obligation by which the Adviser is bound, and when so executed and delivered, will be binding upon the Adviser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally and general principles of equity.

      (b) The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser:

   (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

   (ii) is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator, except as previously disclosed to the Adviser; and

(iii) maintains insurance coverage in an appropriate amount and shall upon request provide to the Adviser any information it may reasonably require concerning the amount of or scope of such insurance.

      18. Miscellaneous.

      (a) Notices. All notices provided for by this Agreement shall be in writing and shall be deemed given when received, against appropriate receipt, by the General Counsel of the Adviser or Sub-Adviser, as the case may be, or such other person as a party shall designate by notice to the other parties.

      (b) Amendment.  This Agreement may be
amended at any time, but only by written agreement between the Adviser and the Sub-Adviser, which amendment must be approved by the Board of the Fund in the manner required by the 1940 Act.

      (c) Entire Agreement.  This Agreement
constitutes the entire agreement among the parties hereto and supersedes any prior agreement among the parties relating to the subject matter hereof.

      (d) Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

      (e) Headings. The paragraph headings of this Agreement are for convenience of reference and do not constitute a part hereof.

      (f) Governing Law. This Agreement shall be governed in accordance with the internal laws of the State of Illinois, without giving effect to principles of conflict of laws.

      (g) Use of Sub-Advisers Name. The Adviser shall furnish to the Sub-Adviser all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution which refers to the Sub-Adviser by name prior to the use thereof. The Adviser shall not use or cause any Fund to use any such materials if the Sub-Adviser reasonably objects to such use. This paragraph shall survive the termination of this Agreement.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.


Nuveen Fund Advisors, Inc.


By:	/s/ Gifford R. Zimmerman

Name:	Gifford R. Zimmerman

Title:		Managing Director


Nuveen Asset Management, LLC



By:	 /s/ Kevin J. McCarthy

Name:	Kevin J. McCarthy

Title:	Managing Director